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FINISAR CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE SENSORS UNLIMITED AND
PRELIMINARY FINANCIAL RESULTS FOR FIRST QUARTER ENDED JULY 31, 2000

     SUNNYVALE, Calif.--(BUSINESS WIRE)--Aug. 16, 2000--Finisar Corporation (Nasdaq:FNSR), a leading provider of gigabit fiber optic solutions for high-speed data networks, today announced it has entered into a definitive agreement to acquire privately-held Sensors Unlimited, Inc. Sensors Unlimited, headquartered in Princeton, New Jersey, is the world's leading supplier of optical components that monitor the performance of dense wavelength division multiplexing (DWDM) systems. At the same time, the Company announced preliminary financial results for its fiscal first quarter ended July 31, 2000. Final results are expected to be announced on August 22, 2000.

     Live Webcast

     Additional information about Finisar's acquisition of Sensors Unlimited, Inc. will be available in a webcast at www.finisar.com scheduled for today, Wednesday, August 16 at 5:30pm EDT. A replay of this webcast will be available beginning approximately two hours later.

     Acquisition of Sensors Unlimited

     Sensors Unlimited has developed photodiode array technology based on indium gallium arsenide (InGaAs) which is emerging as a cost effective way to optimize the use of existing bandwidth in DWDM fiber optic networks. Finisar gains access to this technology as well as a considerable pool of talent for extending its capabilities as a provider of next generation network equipment and solutions.

     "Sensors Unlimited has a lot in common with Finisar," said Jerry Rawls, Finisar's President and CEO. "They have been profitable almost from day one, have grown the company without any outside investment, and produce products that are technically superior to anything else in the market. Their photodetector arrays are being used extensively by DWDM equipment vendors who need to deliver solutions that improve performance, enhance quality of service and increase efficiency of throughput. More importantly, their experience with InGaAs and their ability to fabricate high-speed photodetectors will be an important contribution to our future product offerings," added Rawls.

     "Finisar is the perfect company for us to team with to develop new innovative fiber optic solutions for both datacom and telecom networks," said Greg Olsen, Sensors Unlimited's President and CEO. "With internet traffic doubling every four months, service providers are scrambling to meet the explosive growth in demand. Now we can leverage Finisar's datacom packaging expertise in developing products for the telecom and metro access markets. Their excellent reputation for developing high-speed optics for Fibre Channel and Gigabit Ethernet networks as well as their innovative solutions like the CATV digital return path subsystem and the Opticity metro WDM system are evidence of their considerable technical talents. Combining Finisar's optics, packaging, ASIC, and software talents with our world-class fiber optic component design, fabrication and supply, will produce a formidable fiber optics company."

     Under the terms of the agreement, Sensors Unlimited will merge with a wholly-owned subsidiary of Finisar, and Sensors Unlimited stockholders will be entitled to receive up to approximately 20.9 million shares of Finisar Common Stock including shares issuable upon exercise of options assumed in the merger. The Sensors Unlimited stockholders may elect to receive cash payments in lieu of up to 10%of the shares issuable to them. The transaction will be accounted for as a purchase and is intended to qualify as a tax-free reorganization. The closing price of Finisar's Common Stock on August 15, 2000 was $32.50 per share, giving the transaction an approximate value of $700 million.

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     Following the merger, Sensors Unlimited will operate as a subsidiary of
     Finisar at its current facility in Princeton, New Jersey. Greg Olsen, Sensors Unlimited's founder and its President and CEO, will join Finisar as an Executive Vice President and a member of Finisar's Board of Directors. Olsen will also continue to serve as President and CEO of the Sensors Unlimited subsidiary.

     The transaction is expected to be completed in the fourth quarter of calendar 2000 and is subject to approval by Sensors Unlimited's stockholders, the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act, and other customary conditions.

     For the fiscal year ended December 31, 1999, Sensors Unlimited recorded product revenues of $8.4 million and pretax income of $3.3 million (as an S corporation). For the twelve months ended June 30, 2000, Sensors Unlimited recorded unaudited product revenues of $14.9 million and pretax income of $6.0 million (as an S corporation). Historically, a substantial portion of their expenses for research and development have been offset by government research contracts.

     Preliminary Financial Results

     Finisar also announced preliminary financial results for its fiscal first quarter ended July 31, 2000. Revenues for the quarter are expected to exceed $27 million, up approximately 95% from $13.9 million in the prior year period and up over 30% on a sequential basis from $20.7 million in the fourth quarter ended April 30, 2000. Revenues from the sale of optical subsystems are expected to exceed $22 million for the quarter, up approximately 132% compared to $9.5 million in the prior year period and up approximately 41% sequentially compared to $15.6 million in the previous quarter. Sales of test instruments are expected to exceed $5 million for the quarter, up from $4.4 million in the prior year period and approximately unchanged from $5.1 million in the previous quarter. Gross margins are expected to be in the range of 39%-40%, principally as a result of the higher mix of optical subsystems in the quarter.

     Pro forma operating income for the first quarter is expected to range from $2.4 million to $2.6 million and pro forma net income is expected to range from $4.8 million to $5.0 million, or $.03 per diluted share. These pro-forma results exclude a non-cash charge for the amortization of deferred compensation from stock options granted to employees and directors prior to the Company's IPO in November 1999. Including this amortization of deferred compensation, net income for the first quarter is estimated to range from $3.1 million to $3.3 million, or $.02 per diluted share.

     About Finisar

     Finisar Corporation (Nasdaq:FNSR) is a leading provider of fiber optic subsystems and network performance test systems which enable high-speed data communications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), metropolitan data network applications (MANs), and CATV. The Company is focused on the application of digital fiber optics to provide a broad line of high-performance, reliable, value-added optical subsystems for networking and storage equipment manufacturers. The Company's headquarters are located at 1308 Moffett Park Drive, Sunnyvale, CA 94089. For more information, visit the Company's web site at http://www.finisar.com.

     Safe Harbor Under the Private Securities Litigation Reform Act of 1995:

     The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Finisar Corporation's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar Corporation as of the date hereof, and Finisar Corporation assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the integration of

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     Sensors Unlimited's operations, technologies and products with Finisar's and the other risks relating to Finisar's business set forth in Finisar's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on July 31, 2000, and other reports filed from time to time with the Securities and Exchange Commission.

     CONTACT: Finisar Corporation

             Steve Workman, 408/542-5050 (VP Finance, CFO)
             Shelby Palmer, 408/542-5050 (Investor Relations) investor.relations@finisar.com